UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

USG CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

USG CORPORATION
2009 LETTER TO
SHAREHOLDERS

BUSINESS OVERVIEW

Gypsum	Ceilings	Distribution

Businesses

United States Gypsum Company CGC Inc. USG Mexico, S.A. de C.V.	USG Interiors, Inc. USG International CGC Inc.	L&W Supply Corporation

Products and Services

Manufactures and markets gypsum wallboard, joint treatments and textures, cement board, gypsum fiber panels, plaster, shaft wall systems and industrial gypsum products	Manufactures and markets acoustical ceiling panels, ceiling suspension grid, specialty ceilings and other building products	Sells wallboard, steel studs, ceiling products and other building materials; specializes in delivering construction materials to job sites

Best-Known Name Brands

SHEETROCK gypsum panels; SHEETROCK and BEADEX joint compounds; DUROCK cement board; FIBEROCK gypsum fiber panels; SECUROCK roof board and sheathing; LEVELROCK floor underlayment; HYDROCAL gypsum cement; IMPERIAL building plasters; DIAMOND building plasters; SHEETROCK and BEADEX corner bead products; MOLD TOUGH gypsum panels; and SHEETROCK tools
ASTRO, ECLIPSE, FROST, HALCYON, MARS, OLYMPIA MICRO and RADAR ceiling panels; DONN DX, FINELINE and CENTRICITEE ceiling grid; COMPÄSSO suspension trim; CURVATURA 3-D ceiling systems; GEOMETRIX ceiling panels; TOPO 3-dimensional systems; LIBRETTO ceiling systems; and USG DESIGN STUDIO

Geographical Areas Served

North America, South America, Middle East	United States, Canada, Mexico and more than 125 other countries worldwide: North, Central and South America, the Caribbean, Europe, the Middle East, Asia, the Pacific Rim, Africa	United States

Customers

purchasers: specialty drywall centers,	purchasers: specialty acoustical centers,	purchasers and end users:
distributors, hardware cooperatives, buying groups, home centers, mass merchandisers; influencers: architects, specifiers, building owners; end users: contractors, builders, do-it-yourselfers	distributors, hardware cooperatives, home centers, contractors; influencers: architects, interior designers, building owners, tenants; end users: contractors, do-it-yourselfers	contractors, builders

To Our Fellow Shareholders:
Like other businesses, we began 2009 facing a deepening global recession and the worst market conditions in three-quarters of a century.
We believed at the start of the year that market conditions would again require us to position the company to weather the storm. In our markets—domestic and international commercial construction, residential construction and repair and remodel—it was a very difficult year, like the two before it. Our results reflect the impact of the storm and our repositioning efforts.
For the year, USG reported an operating loss of $185 million and a net loss of $787 million. The net loss includes a non-cash tax valuation allowance.
As challenging as it was for our customers, shareholders and employees, the global recession was beyond our control. We worked hard to affect what was within our control. To stay ahead of the declining market, we resized the business further, reduced costs and dramatically improved our liquidity.
Throughout 2009, our management team acted decisively and aggressively to operate in a consistently excellent way, adjust operations to market needs, reduce costs, improve our liquidity and fortify the balance sheet.
We accomplished those things and more. We ended the year a stronger, leaner, more resilient company ... poised to sustain our industry leadership and increase shareholder value.
A CLOSER LOOK AT THE YEAR
The challenges:
The prolonged recession in construction markets persisted. New residential construction and the repair and remodel market entered a fourth year of decline. Commercial construction, which had been relatively resilient, experienced a sharp decline in 2009.
Housing starts hit record lows in 2009. U.S. housing starts of 550,000 represented the lowest level since the federal government began reporting that statistic in 1959.
The repair and remodel market was down for the fourth straight year. Before the current downturn, this market segment had never seen a consecutive two-year decline. This is an indication of just how financially stretched homeowners and other property owners have been.
The new commercial construction segment also declined sharply. This segment likewise experienced a drop of more than 40 percent, the third year of decline, which was largely attributable to tightening within the credit markets.
U.S. industry wallboard shipments fell 27 percent. Shipments totaled about 18 billion square feet, roughly half of the peak level achieved only a few years ago, reflecting the steep declines in the housing market.
Our revenues declined 30 percent. Total sales were $3.2 billion, a $1.4 billion reduction from $4.6 billion in 2008.
Our response:
We continued to anticipate, adapt and act. We proactively responded by reducing manufacturing capacity, cutting costs, and improving liquidity. Since the beginning of the recession in mid-2006, we have closed or idled 3 billion square feet of wallboard manufacturing capacity, closed approximately 100 of our L&W Supply distribution centers and reduced employment by approximately 3,900. We continued those efforts in 2009, including the closure of 37 L&W centers.
We reduced costs substantially. Since mid-2006, we have decreased overhead and other costs by more than $400 million.

We pared capital expenditures. Having made substantial investments in infrastructure and manufacturing capacity in recent years, we were able to reduce capital expenditures to less than $50 million in 2009, compared to $238 million in 2008.
We greatly reduced our investment in working capital and improved cash flow. We reduced our investment in working capital by approximately $200 million, with about one-third of that figure representing a permanent structural savings. Cash flow from operating activities exceeded cash used for capital spending and other investing activities by about $30 million last year. Aggressive cost reductions and resizing the business to the market contributed to this positive cash flow.
The outcome :
Operating losses decreased. Despite a $1.4 billion decline in sales, we succeeded in reducing our operating loss. Losses are unacceptable, but in the context of a 30 percent decline in sales, this was a move in the right direction.
Liquidity increased. We were successful in adding to our liquidity through financing and other activities, ending 2009 with almost $700 million in cash. Total liquidity, including cash and available borrowing capacity, was more than $800 million at the close of the year.
Safety remains paramount. We achieved an all-time record safety performance. Eleven of our plants have earned the OSHA Star rating, and 20 others are working toward it.
Customer-service trends are strong. All of our customer satisfaction measurements were at or near record levels, reflecting our continued efforts to provide outstanding customer service with on-time delivery and invoice accuracy—top requirements for our customers. We were rewarded with such high-visibility projects as the University of Tennessee’s Neyland Stadium, NASCAR’s Hall of Fame complex and Dubai’s Burj Khalifa tower, all of which were constructed with our products.
We are extending our international reach. We expanded operations through joint ventures and other alliances with a ceiling tile manufacturing plant in China and a manufacturing and distribution alliance in Colombia. These add to our other successful alliances, including those in Canada, Saudi Arabia and Germany.
Innovation continues. Innovation and product development are among our core values. We were awarded 31 patents in the U.S. for new products and concepts such as our Durock® Cement Board Next Gen® and Securock® Glass Mat-Sheathing Panels, which are recognizable by the green “skin” on buildings under construction.
We protected our intellectual property. We reached a $105 million settlement in a years-long patent-infringement and trade-secrets lawsuit against a competitor. Our pursuit of redress demonstrates the value of our intellectual property and how serious we are about safeguarding it.
The future :
We are facing another challenging year in 2010. Some segments of the market, including residential construction, seem to have stabilized. Market forecasts for 2010 U.S. housing starts range from 600,000 to 900,000 units, which are very low by historical standards. We are projecting starts to be near the low end of that range, which would still be an improvement for the first time in four years.
The residential repair and remodel market, which is driven by sales of existing homes, appears to have stabilized as well, with some analysts forecasting that spending will begin to increase in 2010. We are estimating that overall repair and remodel spending will increase approximately 3 percent in 2010.
Commercial construction starts are expected to remain weak, but not as weak as in 2009. Our international business has seen signs of recovery in areas such as China,SouthAmerica and Canada.
Our actions throughout the recession have positioned the company to capture the returns inherent in a market recovery. We are a much leaner company today. Despite the many actions we have taken in recent years to resize the company and reduce costs, we have preserved our ability to serve customers, innovate and remain a leader in our markets. We have managed our assets wisely and benefited from the strategic decisions we have made.
We will continue to control the “controllables,” operating safely ... focusing on operational excellence ... balancing our operations to match market realities ... pleasing customers ... innovating ... and maintaining a strong balance sheet. We will continue to position the company to capitalize on the eventual market recovery in the U.S. and abroad.
Put another way, we will stay the course. We have the ability—and, just as important, the resolve—to anticipate, adapt and act in the long-term interests of USG.
In closing :
Prepared. Confident. Optimistic. Given the fierce challenges of the past few years and the expectation that 2010 will bring new ones, these words might seem naïve or even disingenuous to describe our state of mind, but we are all of those things.
We are well-prepared for a range of near-term possibilities, and we are confident in our ability to handle challenges. We are optimistic about long-term demographics, the advanced age of the U.S. housing stock and the anticipated growth in emerging markets. All of these augur well for our company and the products and services we provide.
We are also humble and realistic. One hundred and eight years of leadership in the building materials industry have taught us that things can change unexpectedly ... and that the best strategies sometimes need to be adapted to address new realities. We are prepared to do that.
This has been both a lengthy and severe market contraction by historical standards. We are beginning to see signs of stability in some key market segments and evidence of recovery in key international markets.
We are ready for the inevitable rebound. We have maintained excellent customer relationships. We have preserved our broad footprint in North America and found ways to expand internationally. We have continued to innovate, introducing products that are important to our customers. We have a leading presence in our markets, with brands and service that are among the best in the industry.
We are grateful for the outstanding work of our employees, many of whom have been with us for decades and have guided this company through past market downturns. There is no finer group of people anywhere. They truly have found “the better way” to navigate through this market.
We also want to thank our shareholders for the loyalty, confidence and support they continue to show us. We are more determined than ever to keep our company strong, with a secure financial future and a leadership position that endures.

William C. Foote	James S. Metcalf
Chairman and	President and
Chief Executive Officer	Chief Operating Officer

DIRECTORS AND CORPORATE OFFICERS

Board of Directors		Corporate Officers

Jose Armario (1, 2)
Group President,
McDonald’s Canada
and Latin America,
McDonald’s Corporation

Robert L. Barnett (2*, 4)
Former Executive
Vice President,
Motorola, Inc.

Lawrence M. Crutcher (3, 4*)
Member, Board of Advisors,
Veronis Suhler Stevenson

William C. Foote
Chairman and
Chief Executive Officer

W. Douglas Ford (1, 4)
Former Chief Executive,
Refining and Marketing,
BP Amoco p.l.c.

William H. Hernandez (2, 3)
Former Senior Vice President,
Finance, and Chief Financial
Officer, PPG Industries, Inc.

Richard P. Lavin (2, 3)
Group President,
Caterpillar Inc.

Steven F. Leer (1*, 3)
Chairman and
Chief Executive Officer,
Arch Coal, Inc.

Marvin E. Lesser (1, 2)
Managing Partner,
Sigma Partners, L.P.

James S. Metcalf
President and
Chief Operating Officer

Judith A. Sprieser (1, 3*, 4)
Former Chief Executive Officer,
Transora, Inc.

William C. Foote
Chairman and
Chief Executive Officer

James S. Metcalf
President and
Chief Operating Officer

Stanley L. Ferguson
Executive Vice President
and General Counsel

Richard H. Fleming
Executive Vice President
and Chief Financial Officer

Brian J. Cook
Senior Vice President,
Human Resources

D. Rick Lowes
Senior Vice President
and Controller

Dominic Dannessa
Senior Vice President and
Chief Technology Officer	Brendan J. Deely
Senior Vice President;
President and Chief
Executive Officer,
L&W Supply Corporation

Christopher R. Griffin
Senior Vice President;
President, USG International

Fareed A. Khan
Senior Vice President;
President, USG Building
Systems

Karen L. Leets
Vice President and Treasurer

Mary A. Martin
Vice President and
Associate General Counsel

Ellis A. Regenbogen
Vice President, Associate
General Counsel and
Corporate Secretary

	Committees of the Board of Directors 1 Compensation and Organization Committee 2 Audit Committee 3 Finance Committee 4 Governance Committee * Denotes Chair		Jeffrey P. Rodewald Vice President, Employee Benefits, Safety and Corporate Services Jennifer F. Scanlon Vice President and Chief Information Officer

A special note of thanks to Keith A. Brown, James C. Cotting and Donald S. Mueller. Their contributions, dedication and leadership during their tenures with USG are greatly appreciated.

SHAREHOLDER INFORMATION
Annual Meeting of Stockholders
The 2010 annual meeting of stockholders of USG Corporation will be held at 9:00 am, Wednesday, May 12, at USG Corporation, 550 West Adams Street, Chicago, IL.
Available Information
Financial and other information about the Corporation can be accessed at its Web site: www.usg.com. The Corporation has made available at its Web site its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as possible after such material is electronically filed with or furnished to the Securities and Exchange Commission. If you wish to receive a paper copy of any exhibit to the Corporation’s reports filed with or furnished to the Securities and Exchange Commission, such exhibit may be obtained, upon payment of reasonable expenses, by writing to: Corporate Secretary, USG Corporation, P.O. Box 6721, Chicago, IL 60680-6721.
General Offices
Mailing Address:
P.O. Box 6721
Chicago, IL 60680-6721
Street Address:
550 West Adams Street
Chicago, IL 60661-3676
Telephone:
312.436.4000
Stock Transfer Agent and Registrar
Computershare Investor Services LLC
877.360.5385
For Regular Mail:
P.O. Box 43078
Providence, RI 02940-3078
The Street Address for Overnight Delivery is:
250 Royall Street, Mail Stop 1A
Canton, MA 02021
The Lockbox Address for Voluntary Contributions is:
P.O. Box 6006
Carol Stream, IL 60197-6006
Stock Listings
USG Corporation common stock is listed on the New York and Chicago stock exchanges and is traded under the symbol USG.
Inquiries
Investment Community:
Investor Relations
312.436.4125
News Media:
Corporate Communications
312.436.4356
The following trademarks used herein are owned by USG Corporation or its subsidiaries:
ASTRO, BEADEX, CENTRICITEE, COMPÄSSO, CURVATURA, DIAMOND, DONN DX, DUROCK, ECLIPSE, FIBEROCK, FINELINE, FROST, GEOMETRIX, HALCYON, HYDROCAL, IMPERIAL, LEVELROCK, LIBRETTO, MARS, MOLD TOUGH, NEXT GEN, OLYMPIA MICRO, RADAR, SECUROCK, SHEETROCK, TOPO, USG.

USG Corporation 550 West Adams Street Chicago, IL 60661	X2788/3-10 © 2010, USG Corporation Printed in U.S.A. Printed on Recycled Paper